EMPLOYMENT AGREEMENT

This Employment Agreement is by and between Qnergy, ("Employer," "Company" or "Employer") and Daniel Midea ("Employee").

In consideration of Employee's employment and the compensation paid to the Employee, Employer hereby agrees with Employee as follows:

TERMS OF EMPLOYMENT

1. **Employment**. Employee is to be employed as the US Sales Manager of Employer. The Company and Employee agree that Employee's employment with the Company will be "at-will" employment and may be terminated at any time with or without Cause (as defined below), subject to terms and conditions set forth in this Agreement.

2. **Duties**. Employee's duties are as follows:

2.1. Authority **and Scope**. Employee shall be responsible for all day-to-day management and operations of his respective functions and department at Employer and other activities as may be reasonably assigned to him by the Company's Chief Executive Officer (CEO). Employee will use his reasonable and best efforts to perform the function of US Sales Manager in accordance with the policies and procedures that may be established by the Company from time to time, and Employee agrees to abide by such policies and procedures in all material respects. Employee further agrees that, at all times, he shall comply in all material respects with any and all applicable laws, rules, regulations and/or ordinances related to performing the services and duties contemplated under this Agreement on behalf of or for the benefit of the Employer.

2.2. **Modification of Duties**. Employee's duties may be expanded, modified, or deleted (subject to Section 4.4 below) by Employer, provided that any expanded duties are similar to those expected to be performed by the US Sales Manager of similar companies.

3. **Term**. This Agreement shall be for the term beginning on June 26, 2017 (the "Effective Date") and continuing until terminated as set forth below in Sections 4 and 5 (the total period of Employee's employment with the Company being the "Term of Employment")

4. **Termination Not for Cause.**

4.1 In **General**. Notwithstanding the foregoing, this Agreement may be terminated at any time by Employer or Employee without Cause (as defined in Section 5) upon 1 month written notice to the other party. If Employer terminates the agreement without Cause, Employer shall be responsible to pay Employee his regular compensation for that 1-month notice period, Employee will continue to vest and receive other benefits described herein during that notice period, and Employer will pay the severance amount set forth in Section 7. However, at the Employer's option, it may choose to have Employee cease any work for Employer during the 1-month notice period. Exercising this option does not relieve the Company of paying Employee's regular compensation during the 1-month notice period. If Employee voluntarily terminates this Agreement under this Section 4.1, he will not be entitled to the compensation set forth in Section 7 of this Agreement, but will be entitled to the regular compensation for the 1-month notice period.

4.2 **Death**. Employee's employment shall automatically terminate in the event of his death. Except as set forth in Section 7 below, Employee's estate will not be entitled to receive any further compensation or benefits pursuant to the terms of this Agreement other than those which have accrued up to the date of Employee's death or which may be payable in accordance with insurance policies or other benefit plans.

4.3 **Disability**. The Company may elect upon 3 weeks' written notice to Employee to terminate Employee's employment with the Company upon Employee becoming Disabled. As used herein, "Disabled" means the incapacity of Employee due to physical or mental illness, whether caused by prescribed medication or otherwise, that prevents, or will prevent, Employee from substantially performing the essential functions assigned to him under this Agreement, with or without a reasonable accommodation, for a period of 3 consecutive months or for a non-consecutive period of 6 months during the Term of Employment, as agreed to by the Company and Employee or his legal representative or as determined by a competent physician chosen by the Company and consented to by Employee or his legal representative, which consent will not be unreasonably withheld or delayed; provided, however, if at such time the Company has in place a long-term disability policy in which Employee participates, then "Disabled" means the definition, standards and elimination periods of disability set forth in such disability insurance policy applicable to Employee, as determined in accordance with the terms and conditions of such disability insurance policy. Employee agrees to submit to appropriate medical examinations and authorizes his physicians to release medical information to the Company or its applicable insurance provider that the Company in good faith deems necessary to determine whether Employee is Disabled for purposes of this

Agreement.

4.4 **Resignation for Good Reason**. Employee may resign from his employment with the Company for Good Reason (as defined below) upon no less than 30 days' prior written notice to the Company. As used herein, "Good Reason" means that, without Employee's consent, any of the following conditions has not been cured within 10 business days after the Company's receipt of written notice from Employee detailing Employee's belief that one or more of the following has occurred and is continuing:

(i) Employee's duties and level of responsibility have been materially reduced or Employee's title has been changed; provided however, in connection with a Change of Control, Employee's title and position may be modified;

(ii) Employee's Annual Salary has been materially reduced from the amount in effect prior to such reduction, other than a reduction by the Company or its successor that is a part of an overall reduction in compensation to all similar level employees of the Company unless such reduction exceeds 20% of the Annual Salary; or

(iii) the Company is in material breach of this Agreement, including under Section 6.

5. **Termination for Cause**. Employer may immediately terminate this Agreement for Cause. For purposes of this Agreement, "Cause" means a fair and honest cause or reason, regulated by good faith, related to the business needs or goals of Employer, and based on facts the Employer reasonably believes to be true at the time. If Employer terminates employee for any of the specific reasons set forth below in paragraphs 5.1 through 5.7, Employer's obligations to pay Employee under this Agreement will end once the Employer has paid Employee all compensation earned but unpaid as of the termination date. The specific termination reasons eliminating Employer's obligation to make additional payments beyond the termination date are:

5.1 Employee commits or engages in any fraudulent conduct or is convicted by a court of law of, or enters a plea of guilty or nolo contendere any felony or a misdemeanor related to theft, drugs or alcohol, violence, crimes of deception, or other offenses that the Company may deem as prohibitive to employing Employee. This clause specifically excludes moving violations (traffic offenses), unless the result of the offense or accumulation of offenses causes Employee to lose his drivers license.

5.2 Employee's willful and deliberate dishonesty towards the Company or any of its affiliates in connection with Employee's

responsibilities as an employee, including but not limited to, embezzlement of Company property and falsifying or altering Company documents or records;

5.3 Employee's material breach of this Agreement, which material breach is not cured by Employee within 10 business days of the date notification of such breach to Employee;

5.4 Employee's illegal possession of a controlled substance or abuse of alcohol or other illegal drugs that interferes with the performance of his duties to the Company, poses a risk of danger to Employee or others, or which compromises the integrity and reputation of Employee, the Company or its affiliates;

5.5 Employee's failure to comply in all material respects with the Company's material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to the Company's or any of its affiliates' business operations, which failure to comply is not cured within 10 business days of the date the company provides written notice of such failure to Employee; or

5.6 Employee's misconduct, including but not limited to insubordination (including the failure to follow a lawful directive), any sexual or other harassment of an Employer employee or client, or any use of physical force or threat of force against any employee or client of Employer.

5.7 Employee's continued failure to perform job duties at an acceptable level.

This specific provision takes precedence over any other provision in this Agreement which may be interpreted to be in conflict.

6. **Compensation**.

6.1 **Base Salary**. Upon commencement of employment with the Company, the Company will pay Employee an annualized salary ("Base Salary") in the amount of $150,000.00, less contributions to employee benefit plans and such deductions as shall be required to be withheld by applicable law, regulations and tax code. Employee's Base Salary will be payable in accordance with Company practices and procedures as they currently exist and may change from time to time. Employee's Base Salary is eligible for review at least annually in accordance with the Company's compensation practices.

6.2 **Bonus**. Employee is eligible for an annual bonus ("Annual Bonus") payable on a sliding scale based on meeting appropriate

written business objectives, which will include individual goals as well as company strategic goals. Employee shall not be eligible for the Annual Bonus for 2017 due to starting mid-year, higher commission offered for sold units and training time needed. Goals for 2018 shall be agreed upon within 90 days of employment commencing, and shall be set forth annually thereafter. The Employee is eligible for an Annual Bonus of up to 15% of his then annual base salary.

The Annual Bonus, if payable, will fall due when the Company typically pays such bonuses but in any event within 130 days of the end of the applicable fiscal year. In the event Employee ceases active employment with the Company for any reason other than in the event Employee (a) dies, (b) is terminated by the Company upon his becoming Disabled, (c) is terminated by the Company without Cause or (d) resigns from the Company for Good Reason prior to the payment date of the Annual Bonus, then Employee will not be eligible for payment of such year's Annual Bonus. It is understood that Employee ceases active employment on the actual date he stops working following resignation or other separation of employment, regardless of the reason or cause of such separation.

In the event Employee (a) dies, (b) is terminated by the Company upon his becoming Disabled, (c) is terminated by the Company without Cause or (d) resigns from the Company for Good Reason, prior to the payment date of the Annual Bonus, but after the end of the Company's fiscal year, Employee will be entitled to receive the Annual Bonus, if any, which would otherwise have been payable to Employee for the fiscal year, but only to the extent the Annual Bonus is based solely upon the objective performance measures of the bonus potential as determined by the Company.

6.3 **Commission**. Employee is eligible for commission.

For 2017, Employee will be paid 10% of the net receipts for each of the first 20 SmartGen units that are sold by him or through external distributors under his direction. For any additional units that are sold (pending CEO approval for additional volume), Employee will be paid 3% of the net receipts. Commission will be calculated based on payments actually received by Company for these units, net of all discounts, returns, allowances and other customer deductions taken. Commission will be paid within 30 days of the end of each calendar quarter.

For 2018, Employee will be paid 3% of the net receipts for each of the SmartGen units that are sold by him or through external distributors under his direction, pending CEO approval for the volume and customer. Commission for 2018 sales shall not exceed $150,000.00. Commission will be calculated based on payments actually received by Company for these units, net of all

discounts, returns, allowances and other customer deductions taken. Commission will be paid within 30 days of the end of each calendar quarter.

For 2019 and beyond, the commission structure will be set annually based on the Company business plan.

6.4 **Benefits**. Employee shall be entitled to all benefits accorded to employees of Employer in accordance with Employer benefit plans and policies.

6.5 **Paid Time Off**. In addition to regular public holidays generally observed by the Company, Employee shall be entitled to paid time off at an accrual rate of 80 hours per year, pursuant to Employer Paid Time Off accrual policy for employees with a tenure of 0 months to 12 months. Employee's paid time off accrual rate will increase to 120 hours per year effective in the 13th month following hire date. Employee shall comply with Employer's established policies regarding carry-over balances of excess paid time off and all other administrative policies, including payment of Paid Time Off upon termination of employment.

7. **Severance**. If Employee is terminated for Cause, he shall not be entitled to any severance payments pursuant to this Section 7. Upon termination of Employee's employment because Employee (a) dies, (b) is terminated by the Company upon becoming Disabled, (c) is terminated by the Company without Cause or (d) resigns from the Company for Good Reason (each an "Involuntary Termination"), Employer shall pay Employee an amount equivalent to 3 months' pay of his base salary as severance and will reimburse Employee for the cost of COBRA coverage incurred by Employee to maintain health insurance and other benefits during the 3 month period from the date of such termination, to the extent Employee is eligible to participate and elects to participate in such benefit plans after termination of employment.

Any severance payment shall be paid in one lump sum no later than 30 days after the termination date. COBRA or other benefit plan reimbursement shall be paid monthly based on the actual costs incurred by the Employee for the coverage. Reimbursement shall be paid as soon as administratively feasible, but not later than 30 days after the Employee provides proof of payment.

8. **Confidential Information**. Employee agrees to enter into the Company's standard Confidential Information, Assignment of Inventions, and Restrictive Covenants Agreement.

9. **Governing Law**. This Agreement shall be interpreted with and governed by the laws of the State of Utah, without regard to conflict of law's provisions.

10. **Binding upon Successors and Assigns**. All covenants, terms, provisions and Agreements contained herein shall be binding upon and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

11. **Severability**. If any provision of this Agreement shall for any reason and to any extent be deemed invalid or unenforceable, the remainder of this Agreement and application of such provisions to other persons or circumstances shall remain valid and enforceable to the fullest extent of the law.

12. **Entire Agreement**. This Agreement constitutes the entire understanding and Agreement to the parties with respect to Employee's employment with Employer and supersedes all prior and contemporaneous Agreements, understandings, inducements or conditions, express or implied, written or oral between the parties. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

13. **No Modification**. This Agreement may be modified only by a writing signed by the party to be bound thereby.

14. **No Waiver**. The failure of any party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such a party thereafter to enforce such provisions.

15. **Compliance with Personnel Policies**. Employee understands and acknowledges that he is governed by the personnel policies of Employer and that, unless there is expressed anything to the contrary in this Agreement, such policies will govern the terms and conditions of his employment with Employer. Where there is a conflict between the terms and conditions of this Agreement and Employer's personnel policies, the terms of this Agreement shall prevail.

16. **Attorneys' Fees**. In any action or proceeding to enforce or interpret the provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its reasonable attorney fees, including those incurred in any appeals thereof, plus costs.

EMPLOYER: **EMPLOYEE:**

Qnergy	Daniel Midea
By: ______________________	By: _________________________
Date: ________________, 2017	Date: _________________, 2017